Exhibit (b)(2)

CONFIDENTIAL

To:	Swedish Orphan Biovitrum AB (publ) (the “Company”)

For the attention of Henrik Stenqvist and Erik Krohn

9 May 2023

EUR 800,000,000 EUR TERM LOAN AND MULTICURRENCY REVOLVING CREDIT FACILITIES

We Bank of America Europe Designated Activity Company and Danske Bank A/S (together the underwriters, bookrunners and mandated lead arrangers and hereafter referred to as the “Banks” in such roles) are pleased to set out in this letter the terms and conditions on which we are willing to arrange, manage the primary syndication of and underwrite the Facilities.

The Facilities will be used in connection with the proposed acquisition by the Company (or a wholly-owned subsidiary of the Company) of all the shares in CTI Biopharma Corp. (the “Target”).

In this letter:

“Acquisition” means the acquisition by the Company or a (directly or indirectly) wholly-owned subsidiary of the Company of all the shares in the Target pursuant to the terms of the Merger Agreement.

“Affiliate” means, in relation to a person, a subsidiary or holding company of that person, or a subsidiary of any such holding company or subsidiary.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Copenhagen and Stockholm.

“Facilities” means each of Facility A1, Facility A2, Facility B1 and Facility B2.

“Facilities Agreement” means a facilities agreement (based on the terms set out in the Term Sheet and this letter) in form and substance satisfactory to the Banks.

“Fee Letter” means any fee letter between any of the Banks and/or the Agent and the Company dated on or about the date of this letter.

“Group” means the Company and its Subsidiaries from time to time.

“Mandate Documents” means this letter, the Term Sheet, the Syndication Letter and any Fee Letter.

“Merger Agreement” means the merger agreement to be entered into between the Company or a (directly or indirectly) wholly-owned subsidiary of the Company whereby the Company or the acquiring Subsidiary will acquire all the shares in the Target and thereafter merge with the Target.

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“Syndication” means the primary syndication of the Facilities.

“Syndication Letter” means the letter dated on or about the date hereof setting out the terms of the Syndication.

“Subsidiary” means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

“Successful Syndication” has the meaning given to that term in the Syndication Letter.

“Term Sheet” means the term sheet attached to this letter as an appendix.

Unless a contrary indication appears, a term defined in any Mandate Document has the same meaning when used in this letter.

1.	APPOINTMENT

1.1	The Company appoints:

(a)	Bank of America Europe Designated Activity Company and Danske Bank A/S as exclusive bookrunners and underwriters of the Facilities;

(b)	Bank of America Europe Designated Activity Company and Danske Bank A/S as exclusive mandated lead arrangers of the Facilities; and

(c)	Danske Bank A/S as facility agent in connection with the Facilities (the “Agent”).

1.2	Until this mandate terminates in accordance with paragraph 13 (Termination):

(a)	no other person shall be appointed as mandated lead arranger, bookrunner, underwriter or facility agent;

(b)	no other titles shall be awarded; and

(c)	except as provided in the Mandate Documents, no other compensation shall be paid to any person,

in connection with the Facilities or any other similar financing required in connection with the Acquisition without the prior written consent of each of the Banks.

1.3

Paragraph 1.2 above shall not apply in respect of any mandate or appointment in relation to the equity bridge financing entered into between the Company and the Banks for the purpose of the Acquisition.

2.	CONDITIONS

2.1	This offer to arrange, manage the primary syndication of and underwrite the Facilities is made on the terms of the Mandate Documents and is subject to satisfaction of the following conditions:

(a)	the execution and delivery by the Company and the Banks of the Facilities Agreement, which shall be consistent with the Term Sheet and shall be subject to the Certain Funds provisions set out therein;

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(b)	compliance in all material respects by the Company with the terms of each Mandate Document;

(c)

each of the representations and warranties made by the Company or any other member of the Group in connection with the transaction contemplated in the Mandate Documents (including, but not limited to, those set out in paragraph 7 (Information)) being correct in all material respect; and

(d)	the conditions set forth in this paragraph 2 and the conditions set forth under the heading “Conditions Precedent” in the Term Sheet.

3.	UNDERWRITING PROPORTIONS

3.1

Each of the Banks hereby, on the terms set out in the Mandate Documents and subject to satisfaction of the conditions set out in paragraph 2 (Conditions), underwrite the Facilities in the amounts set out opposite its name below. The underwriting proportions of each of the Banks in respect of the Facilities are as follows:

Bank	Underwriting proportion (%)	Amount (EUR)
Bank of America Europe Designated Activity Company	50%	Facility A1: Facility A2: Facility B1:	EUR 100,000,000 EUR 100,000,000 EUR 100,000,000
		Facility B2:	EUR 100,000,000
Danske Bank A/S	50%	Facility A1: Facility A2: Facility B1:	EUR 100,000,000 EUR 100,000,000 EUR 100,000,000
		Facility B2:	EUR 100,000,000
Total	100%		EUR 800,000,000

3.2	The obligations of the Banks under the Mandate Documents are several. No Bank is responsible for the obligations of the other Bank.

4.	CLEAR MARKET

4.1

Subject to the terms of the Syndication Letter, during the period from the date of this letter to the date on which the Banks have confirmed to the Company that there has been a Successful Syndication and all the Lenders subject to such syndication become party to the Facilities Agreement, the Company shall not, and shall ensure that no other member of the Group and (after the Target becomes a subsidiary of the Company) no member of the Target Group shall, announce, raise or attempt to raise any other financing in the international or any relevant domestic syndicated loan, debt, bank, capital or equity markets (including, but not limited to, any bilateral or syndicated facility, bond or note issuance or private placement) without the prior written consent of each of the Banks.

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4.2

Paragraph 4.1 does not apply for any (i) issue of commercial papers under the existing commercial paper programme, in the original amount of SEK 4,000,000,000, of the Company, (ii) any pure working capital facilities, (iii) any refinancing of, borrowings under, or amendments to existing bank debt, and (iv) any financing by the Banks in connection with the Acquisition, and (v) any other financing arrangement in aggregate not exceeding SEK 100,000,000.

5.	FEES, COSTS AND EXPENSES

5.1	All fees shall be paid in accordance with the Fee Letters or as set out in the Term Sheet.

5.2

The Company shall promptly on demand pay the Agent and the Banks the amount of all reasonable and documented out-of-pocket costs and expenses (including legal fees subject to pre-agreed fee estimates and any applicable VAT) reasonably incurred by any of them or any of their respective Affiliates in connection with:

(a)	the negotiation, preparation and execution of the Facilities Agreement, the Mandate Documents and any other documents relating to the Facilities; and

(b)	the Syndication (including any Debtdomain fees),

whether or not the Facilities Agreement is signed.

6.	PAYMENTS

All payments to be made under the Mandate Documents:

(a)

shall be paid in the currency of invoice and in immediately available, freely transferable cleared funds to such accounts with such banks as the Banks or the Agent (as applicable) notify to the Company in writing, no later than five (5) business days in advance;

(b)

shall be paid without any deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law. If a Tax Deduction is required by law to be made, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; and

(c)

are exclusive of any value added tax or similar charge (“VAT”). If VAT is chargeable, the Company shall also and at the same time pay to the recipient of the relevant payment an amount equal to the amount of the VAT.

7.	INFORMATION

7.1	The Company represents and warrants that (with respect to the Target and the Target Group, to the best of the Company’s knowledge):

(a)

any factual information (other than financial projections) provided in writing to the Banks by or on behalf of it or any other member of the Group or any member of the Target Group (the “Information”) is true and accurate in all material respects as at the date it is provided or as at the date (if any) at which it is stated;

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(b)	nothing has occurred or been omitted and no information has been given or withheld that results in the Information being untrue or misleading in any material respect; and

(c)

any financial projections contained in the Information have been prepared in good faith on the basis of recent historical information and on the basis of reasonable assumptions at the time of preparation (it being understood that (i) the financial projections are as to future events and are not to be viewed as facts, (ii) the financial projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, (iii) no assurance can be given that any particular financial projections will be realised and (iv) actual results during the period or periods covered by any such financial projections may differ significantly from the projected results and such differences may be material).

7.2

The representations and warranties set out in paragraph 7.1 are deemed to be made by the Company daily by reference to the facts and circumstances then existing commencing on the date of this letter and continuing until the date the Facilities Agreement is signed.

7.3

The Company shall promptly notify the Banks in writing upon becoming aware that any representation and warranty set out in paragraph 7.1 is incorrect or misleading in any material respect and agrees to supplement the Information promptly from time to time to ensure that (with respect to the Target and the Target Group, to the best of the Company’s knowledge) each such representation and warranty is correct in all material respects at such time.

7.4	The Company acknowledges that the Banks will be relying on the Information without carrying out any independent verification.

8.	INDEMNITY

8.1

(a)

Whether or not the Facilities Agreement is signed, the Company shall within five (5) Business Days of demand indemnify each Indemnified Person against any cost, expense, loss or liability (including, without limitation, reasonable legal fees) incurred by or awarded against that Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) in relation to:

(i)	the use of the proceeds of the Facilities;

(ii)	any Mandate Document or the Facilities Agreement;

(iii)

the Acquisition (whether or not made) or the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition);

(iv)	any Indemnified Person financing or refinancing, or agreeing to finance or refinance, any acquisition of any shares by the Company or anyone acting in concert with the Company: and/or

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(v)	the arranging, underwriting or syndication of the Facilities.

(b)

The Company will not be liable under paragraph (a) above for any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against an Indemnified Person if that cost, expense, loss or liability results directly from any breach by that Indemnified Person of any Mandate Document or the Facilities Agreement due to the gross negligence or wilful misconduct of that Indemnified Person.

(c)

Neither the Company nor any of the Indemnified Persons shall under no circumstances be held liable for indirect or consequential losses or damages provided that nothing contained in this sentence shall limit the Company’s indemnity and reimbursement obligations to the extent such indirect or consequential losses or damages are included in any third-party claim in connection with which such Indemnified Party is entitled to indemnification hereunder.

(d)	For the purposes of this paragraph 8:

“Indemnified Person” means each Bank, the Agent, each Lender, and in each case, any of their respective Affiliates and each of their (or their respective Affiliates’) respective directors, officers, employees and agents.

8.2	No Bank shall have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under paragraph 8.1.

8.3

The Company agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its Affiliates for or in connection with anything referred to in paragraph 8.1. above except, following the Company’s agreement to the Mandate Documents, for any such cost, expense, loss or liability incurred by the Company that results directly from any breach by that Indemnified Person of any Mandate Document which is in each case finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Indemnified Person.

9.	CONFIDENTIALITY

The Company acknowledges that the Mandate Documents are confidential and the Company shall not, and shall ensure that no other member of the Group shall, without the prior written consent of each of the Banks disclose the Mandate Documents or their contents to any other person except:

(a)	as required by law, by any applicable governmental or other regulatory authority and by any applicable stock exchange law;

(b)

to its directors, officers, employees, auditors or professional advisers for the purposes of the Facilities and/or the Acquisition who have been made aware of, and agree to be bound by, the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice;

(c)

provided that fees amounts, margins and flex provisions have been redacted, to the vendor in respect of the Acquisition and its professional advisers provided that they have been made aware of, and agree to be bound by, the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice; and

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(d)

to the Target’s employees and professional advisers provided that they have been made aware of, and agree to be bound by, the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice.

10.	PUBLICITY/ANNOUNCEMENTS

10.1	All publicity in connection with the Facilities shall be managed by the Banks in consultation with the Company.

10.2

No announcements regarding the Facilities or any roles as arranger, lender or agent (or similar) shall be made without the prior written consent of the Company (not to be unreasonably withheld or delayed) and each of the Banks and the Agent.

10.3	Nothing in this paragraph 10 shall prevent the Company from publishing any press release or making an announcement to the extent required by mandatory law/stock exchange.

11.	CONFLICTS

11.1

The Company and each Bank acknowledges that the Banks or their Affiliates may provide debt financing, equity capital or other services to other persons with whom the Company or its Affiliates may have conflicting interests in respect of the Facilities in this transaction or other transactions.

11.2

The Company and each Bank acknowledges that the Banks or their Affiliates may act in more than one capacity in relation to this transaction and may have conflicting interests in respect of such different capacities.

11.3

The Banks shall not use confidential information obtained from the Company or its Affiliates for the purposes of the Facilities in connection with providing services to other persons or furnish such information to such other persons.

11.4

The Company acknowledges that the Banks have no obligation to use any information obtained from another source for the purposes of the Facilities or to furnish such information to the Company or its Affiliates.

12.	ASSIGNMENTS

The Company shall not assign any of its rights or transfer any of its rights or obligations under the Mandate Documents without the prior written consent each of the Banks.

13.	TERMINATION

13.1

In the event that the Facilities Agreement has not been entered into by the parties to this letter on or before the close of business in Stockholm on 30 June 2023 or such earlier date on which the Acquisition is consummated (without a borrowing under the Facilities) or the Merger Agreement is terminated, this letter and the commitments hereunder shall automatically terminate unless the Banks, in their sole discretion, agree to an extension.

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13.2

If any of the conditions set out in paragraph 2 (Conditions) is not satisfied any Bank may terminate its obligations under this letter with immediate effect by notifying the Company and the other Bank.

13.3	If the Merger Agreement has not been entered into on or before 30 June 2023 any Bank may terminate its obligations under this letter with immediate effect by notifying the Company and the other Bank.

14.	SURVIVAL

14.1	Except for paragraphs 2 (Conditions), 3 (Underwriting Proportions) and 13 (Termination) the terms of this letter shall survive and continue after the Facilities Agreement is signed

14.2

Without prejudice to paragraph 14.1 above, paragraphs 5 (Fees, Costs and Expenses), 6 (Payments), 8 (Indemnity), 9 (Confidentiality), 10 (Publicity/Announcements), and 13 (Termination) to 18 (Governing Law and Jurisdiction) inclusive shall survive and continue after any termination of the obligations of any Bank under the Mandate Documents.

15.	ENTIRE AGREEMENT

15.1

The Mandate Documents set out the entire agreement between the Company and the Banks as to arranging and underwriting the Facilities and supersede any prior oral and/or written understandings or arrangements relating to the Facilities.

15.2	Any provision of a Mandate Document may only be amended or waived in writing signed by the Company and each of the Banks.

16.	COUNTERPARTS

Each Mandate Document may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Mandate Document.

17.	NOTICES

17.1	Any communication to be made under or in connection with any Mandate Document shall be made in writing and, unless otherwise stated, may be made by email or letter.

17.2	Communications or documents to be given to the Company shall be sent to:

Address:	Tomtebodavägen 23A, SE-112 76 Stockholm, Sweden

E-mail:	erik.krohn@sobi.com and cashflow@sobi.com

Attention:	Erik Krohn

17.3	Communications or documents to be given to any Bank shall be sent to it at the address set out with its signature below.

17.4

Any communication or document to be made or delivered by the Company to any Bank will be effective only when actually received by that Bank and then only if it is expressly marked for the attention of the department or officer identified with that Bank’s signature below (or any substitute department or officer as that Bank shall specify for this purpose).

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18.	GOVERNING LAW AND JURISDICTION

18.1

Each Mandate Document (including the agreement constituted by your acknowledgement of the terms of this letter and any non-contractual obligations arising out of or in connection with it) (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this letter) are governed by Swedish law.

18.2

The courts of Sweden shall have exclusive jurisdiction to settle any dispute arising out of or in connection with the Mandate Documents (including a dispute regarding the existence, validity or termination of the Mandate Documents) and the District Court of Stockholm (Sw. Stockholms tingsrätt) shall be the court of first instance.

If you agree to the above, please acknowledge your agreement and acceptance of the offer by signing and returning the enclosed copy of this letter together with the Fee Letters and the Syndication Letter countersigned by you no later than 23:59 CET in Stockholm on 10 May 2023 to James Zhao (james.y.zhao@bofa.com) at Bank of America Europe Designated Activity Company and Oskar Lindberg (oskar.lindberg@danskebank.se) at Danske Bank A/S.

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Yours faithfully

For and on behalf of

Bank of America Europe Designated Activity Company (as Bank)

/s/ Scot Mitchell

Address: 2 King Edward Street, London EC1A 1HQ, United Kingdom

E-mail: E-mail: scot.p.mitchell@bofa.com

Attention: Scot Mitchell

Danske Bank A/S (as Bank)

/s/ Patrik Wass

/s/ Oskar Lindberg

Address: 2-12 Holmens Kanal, DK-1092 Copenhagen K, Denmark

E-mail: loanmansyn@danskebank.com

Attention: Loan Management

By: Patrik Wass / Oskar Lindberg

For and on behalf of

Danske Bank A/S (as Agent)

/s/ Ming Lu

/s/ Nicholas Ahonen

Address: Holmens Kanal 2-12, DK-1092 Copenhagen K, Denmark

E-mail: loanagency@danskebank.com

Attention: Loan Agency

By: Ming Lu / Nicholas Ahonen

Project Caesar (TL&RCF) - Commitment Letter - Signature page

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We acknowledge and agree to the above:

10 May 2023

/s/ Henrik Stenqvist

/s/ Torbjörn Hallberg

For and on behalf of

Swedish Orphan Biovitrum AB (publ)

By: Henrik Stenqvist / Torbjörn Hallberg

Project Caesar (TL&RCF) - Commitment Letter - Signature page

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APPENDIX – TERM SHEET

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EXECUTION VERSION

PROJECT CAESAR - TERM SHEET

EUR 800,000,000 TERM LOAN AND MULTICURRENCY REVOLVING CREDIT FACILITIES

This Term Sheet is appended to a commitment letter dated 9 May 2023 (the “Commitment Letter”). Terms used but not defined in this Term Sheet shall have the meaning given to such terms in the Commitment Letter.

9 May 2023

Bank of America Europe Designated Activity Company and Danske Bank A/S

PARTIES

Company:	Swedish Orphan Biovitrum AB (publ) (corporate identity number 556038-9321).

Borrower:	The Company.

Target:	CTI Biopharma Corp.

Mandated Lead Arrangers:	Bank of America Europe Designated Activity Company and Danske Bank A/S.

Bookrunners and Underwriters:	Bank of America Europe Designated Activity Company and Danske Bank A/S.

Original Lenders:	Bank of America Europe Designated Activity Company and Danske Bank A/S, Danmark, Sverige Filial.

Agent:	Danske Bank A/S.

Group:	The Company and its Subsidiaries for the time being.

Target Group:	The Target and its Subsidiaries for the time being.

EUR 200,000,000 TERM LOAN FACILITY (“FACILITY A1”)

Facility:	Term Loan Facility.

Amount:	EUR 200,000,000.

Termination Date:	The date which is two (2) years after the date of the Facilities Agreement, subject to two (2) extensions for an additional period of one (1) year for each extension (at the Lenders’ discretion and subject to (i) that no Default is continuing, (ii) that the repeating representations are true and accurate in all material respects, (iii) no Sanctions Event and (iv) payment of the Extension Fee).

Purpose:	To finance (i) the Acquisition (as defined in the Commitment Letter) and (ii) related fees, expenses and stamp duty and to refinance certain existing indebtedness of the Target Group (the “Transaction”). For the avoidance of doubt, the proceeds of Facility A1 may not be used to finance the payment of fees to the Finance Parties in any other roles (if any) than their roles under the Finance Documents.

Availability Period:

From the date of the Facilities Agreement to the earlier of:

(a)   the date on which the Acquisition is consummated (with or without a borrowing under Facility A1);

(b)   the date on which the Merger Agreement is terminated in accordance with the terms thereof;

(c)   9 November 2023; and

(d)   such later date as the Lenders, in their sole discretion, agree to.

Minimum Amount of each Loan:	EUR 10,000,000.

Maximum Number of Loans:	No more than five (5) loans may be outstanding under Facility A1.

Repayment:	To be repaid in full on the Termination Date applicable to Facility A1.

Voluntary Prepayment:	Loans may be prepaid after the last day of the Availability Period in whole or in part on five (5) Business Days’ prior notice (but, if in part, by a minimum of EUR 5,000,000). Any voluntary prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs, without premium or penalty.

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EUR 200,000,000 TERM LOAN FACILITY (“FACILITY A2”)

Facility:	Term Loan Facility.

Amount:	EUR 200,000,000.

Termination Date:	The date which is four (4) years after the date of the Facilities Agreement, subject to two (2) extensions for an additional period of one (1) year for each extension (at the Lenders’ discretion and subject to (i) that no Default is continuing, (ii) that the repeating representations are true and accurate in all material respects, (iii) no Sanctions Event and (iv) payment of the Extension Fee).

Purpose:	To finance the Transaction. For the avoidance of doubt, the proceeds of Facility A2 may not be used to finance the payment of fees to the Finance Parties in any other roles (if any) than their roles under the Finance Documents.

Availability Period:

From the date of the Facilities Agreement to the earlier of:

(a)   the date on which the Acquisition is consummated (with or without a borrowing under Facility A2);

(b)   the date on which the Merger Agreement is terminated in accordance with the terms thereof;

(c)   9 November 2023; and

(d)   such later date as the Lenders, in their sole discretion, agree to.

Minimum Amount of each Loan:	EUR 10,000,000.

Maximum Number of Loans:	No more than five (5) loans may be outstanding under Facility A2.

Repayment:	To be repaid in full on the Termination Date applicable to Facility A2.

Voluntary Prepayment:	Loans may be prepaid after the last day of the Availability Period in whole or in part on five (5) Business Days’ prior notice (but, if in part, by a minimum of EUR 5,000,000). Any voluntary prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs, without premium or penalty.

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EUR 200,000,000 MULTICURRENCY REVOLVING CREDIT FACILITY (“FACILITY B1”)

Facility:	Revolving Credit Facility which may be utilised by way of drawing of loans.

Amount:	EUR 200,000,000 to be drawn in EUR and any currency which is readily available and freely convertible into EUR in the interbank market for that currency and which has either been approved by all the Lenders or is SEK or USD (each an optional currency).

Termination Date:	The date which is two (2) years after the date of the Facilities Agreement, subject to two (2) extensions for an additional period of one (1) year for each extension (at the Lenders’ discretion and subject to (i) that no Default is continuing, (ii) that the repeating representations are true and accurate in all material respects, (iii) no Sanctions Event and (iv) payment of the Extension Fee).

Purpose:	To firstly, to finance the Transaction and secondly, for general corporate purposes. For the avoidance of doubt, the proceeds of Facility B1 may not be used to finance the payment of fees to the Finance Parties in any other roles (if any) than their roles under the Finance Documents.

Availability Period:	From (and including) the date of first utilisation under Facility A1 and Facility A2 to the date which is the business day falling one month before the Termination Date applicable to Facility B1.

Minimum Amount of each Loan:	EUR 5,000,000 or appropriate equivalent minimum amounts for optional currencies or, if less, the available commitments under Facility B1.

Maximum Number of Loans:	No more than ten (10) loans may be outstanding under Facility B1.

Repayment:	Subject to the rollover mechanics in the Precedent, each loan shall be repaid on the last day of its Interest Period provided that all loans shall be repaid in full on the Termination Date applicable to Facility B1.

Voluntary Prepayment:	Loans may be prepaid in whole or in part on five (5) Business Days’ prior notice (but, if in part, by a minimum of EUR 5,000,000). Any voluntary prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs, without premium or penalty.

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EUR 200,000,000 MULTICURRENCY REVOLVING CREDIT FACILITY (“FACILITY B2”)

Facility:	Revolving Credit Facility which may be utilised by way of drawing of loans.

Amount:	EUR 200,000,000 to be drawn in EUR and any currency which is readily available and freely convertible into EUR in the interbank market for that currency and which has either been approved by all the Lenders or is SEK or USD (each an optional currency).

Termination Date:	The date which is four (4) years after the date of the Facilities Agreement, subject to two (2) extensions for an additional period of one (1) year for each extension (at the Lenders’ discretion and subject to (i) that no Default is continuing, (ii) that the repeating representations are true and accurate in all material respects, (iii) no Sanctions Event and (iv) payment of the Extension Fee).

Purpose:	To firstly, to finance the Transaction and secondly, for general corporate purposes. For the avoidance of doubt, the proceeds of Facility B2 may not be used to finance the payment of fees to the Finance Parties in any other roles (if any) than their roles under the Finance Documents.

Availability Period:	From (and including) the date of first utilisation under Facility A1 and Facility A2 to the date which is the business day falling one month before the Termination Date applicable to Facility B2.

Minimum Amount of each Loan:	EUR 5,000,000 or appropriate equivalent minimum amounts for optional currencies or, if less, the available commitments under Facility B2.

Maximum Number of Loans:	No more than ten (10) loans may be outstanding under Facility B2.

Repayment:	Subject to the rollover mechanics in the Precedent, each loan shall be repaid on the last day of its Interest Period provided that all loans shall be repaid in full on the Termination Date applicable to Facility B2.

Voluntary Prepayment:	Loans may be prepaid in whole or in part on five (5) Business Days’ prior notice (but, if in part, by a minimum of EUR 5,000,000). Any voluntary prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs, without premium or penalty.

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PRICING

Underwriting Fee:	As set out in a Fee Letter.

Upfront Fee:	As set out in a Fee Letter.

Ticking Fee:	As set out in a Fee Letter.

Agency Fee:	As set out in a Fee Letter between the Agent and the Company.

No deal no upfront fee:	For the avoidance of doubt, no Upfront Fee shall be payable unless the first utilisation date under Facility A1 or Facility A2 occurs.

Commitment Fee:	Facility A1 and Facility A2:

None.

Facility B1 and Facility B2:

During the Availability Period, 35% of the applicable Margin for Facility B1 and Facility B2 calculated on the unused and uncancelled amount of Facility B1 and Facility B2 for the Availability Period of Facility B1 and Facility B2 (as applicable).

Accrued commitment fee is payable quarterly in arrears during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount at the time a full cancellation is effective.

Utilisation Fee:	Facility A1 and Facility A2:

None.

Facility B1 and Facility B2:

Calculated on the total outstanding amount under Facility B1 or Facility B2 respectively as follows:

0.10 per cent. per annum for any period of time that the aggregate principal base currency amount of all outstanding loans under the relevant Facility is equal to or greater than 0% but less than 33% of the total Facility B commitments;

0.20 per cent. per annum for any period of time that the aggregate principal base currency amount of all outstanding loans under the relevant Facility is equal to or greater than 33% but less than 66% of the total Facility B commitments; or

0.40 per cent. per annum for any period of time that the aggregate principal base currency amount of all outstanding loans under the relevant Facility is equal to or greater than 66% of the total Facility B commitments.

Extension Fee:	7.5 bps flat payable on the extended amount of the relevant Facility being extended.

Margin:	The rate per annum determined by reference to the Net Debt to Adjusted EBITDA (the “Leverage Ratio”) as shown in the then most recent compliance certificate, in accordance with each table for the respective Facility as set out below:

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Leverage Ratio	Margin (% p.a.) (Facility A1)	Margin (% p.a.) (Facility A2)	Margin (% p.a.) (Facility B1)	Margin (% p.a.) (Facility B2)
=>3.50x	2.30	2.55	2.10	2.35
=>2.75x – <3.50x	2.00	2.25	1.80	2.05
=>2.00x – <2.75x	1.70	1.95	1.50	1.75
=>1.50x – <2.00x	1.50	1.70	1.30	1.50
=>1.00x – <1.50x	1.30	1.60	1.10	1.40
=<1.00x	1.15	1.45	0.95	1.25

Any increase or decrease in the Margin for a loan made under a Facility shall take effect on the date which is five (5) Business Days after receipt by the Agent of the compliance certificate.

The opening margin shall be determined based on the table above by reference to the Leverage Ratio of the Group on the closing date of the Acquisition (as set out in a closing certificate delivered by the Company on the closing date of the Acquisition).

While an Event of Default is continuing or the Company is in breach of its obligations to deliver a compliance certificate the Margin for each loan shall be the highest percentage per annum set out in the tables above for a loan under that Facility (as applicable), provided that once such Event of Default ceases to be continuing and/or such breach is no longer outstanding, the Margin shall be reset to the rate that would otherwise apply in accordance with the tables above, from the date of such remedy or waiver of delivery.

Currency Premium:	In the case of any Loans in USD, the Margin determined pursuant to the above provisions shall be increased by 35 basis points and in the case of any Loan in SEK, the Margin determined pursuant to the above provisions shall be increased by 10 basis points.

Interest Periods for Loans:	As per the Precedent.

Interest on Loans:	As per the Precedent.

Interest rate benchmarks:	As per the Precedent.

For avoidance of doubt, if, in each case, the interest rate benchmark is less than zero, it shall be deemed to be zero.

Payment of Interest on Loans:	Interest is payable on the last day of each Interest Period (and, in the case of Interest Periods of longer than six months, on the dates falling at six monthly intervals after the first day of the Interest Period).

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OTHER TERMS

Documentation Principles:	The Facilities will be made available under a Facilities Agreement based on the EUR 630,000,000 multicurrency revolving facilities agreement dated 3 April 2023 between, inter alia, the Company, the Original Lenders set out therein and Danske Bank A/S acting as the Agent (the “Precedent”) with relevant amendments and updates as is necessary in relation to the Acquisition (including necessary US law provisions and updates) [1] and otherwise in form and substance satisfactory to the Lenders and the Company. The Facilities Agreement shall in any event be in a form such that it does not impair availability and funding of the Facilities on the Closing Date if all of the conditions specified in the Certain Funds provisions in the section labelled “Certain Funds” are satisfied. The Facilities Agreement will be prepared by external legal counsel of the Lenders.

Certain Funds	During the Certain Funds Period, a Lender may not refuse to make a Loan available, cancel any commitment, exercise any right of rescission or similar right or remedy which it may have in relation to such loan, exercise any rights of set-off or counterclaim it may have in respect of such loan or accelerate repayment of such loan in each case to the extent to do so would prevent or limit the making of a utilisation under the Facilities, unless:

(a)   any Major Default (as defined below) is continuing or will result from the making of the loan;

(b)   it is unlawful for that Lender (or any of its Affiliates) to fund or make available the loan;

(c)   a Sanctions Event has occurred;

(d)   the shares in the Company cease to be listed on Nasdaq Stockholm;

(e)   any person or group of persons (with the exception of Investor AB (publ) and its wholly-owned Subsidiaries) acting in concert acquire ownership of shares representing more than thirty (30) per cent. of the share capital and/or votes in the Company or by any means establish control of more than thirty (30) per cent. of the share capital and/or votes in the Company (provided that this paragraph (e) shall not apply if (A) the relevant person or group of persons do not acquire more than fifty (50) per cent. of the share capital and/or votes in the Company or by any means establish control of more than fifty (50) per cent. of the share capital and/or votes in the Company, and (B) such person

[1]

Including but not limited to (i) customary Delaware divisions language, (ii) potential revisions to the ERISA provisions, (iii) addition of Dodd-Frank legislation in increased costs provisions, (iv) customary USA Patriot Act language and (v) customary waiver of jury trial language.

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or group of persons are not (taking into account any applicable grace periods) required to launch a mandatory offer in respect of the shares in the Company in accordance with the Stock Market Takeover Bids Act (Sw. lag (2006:451) om offentliga uppköpserbjudanden på aktiemarknaden) or any other applicable law or regulation); or

(f) any of the conditions precedent set out in the section labelled “Conditions Precedent to Funding on the closing date of the Acquisition” have not been satisfied or waived.

A “Major Representation” is any of the following representations under the Facilities Agreement in relation to the Company (for the avoidance of doubt, including, where relevant, any Material Company existing on the closing date of the Acquisition but excluding the Target Group):

(a) status;

(b) binding obligations;

(c)   non-conflict with other obligations (other than a breach of financial covenants under the (i) the Precedent, (ii) the facility agreement originally dated 11 February 2022 and as amended and restated on 3 April 2022, and (iii) the facilities agreement originally dated 9 November 2019 and as amended and restated on 16 December 2020 and 3 April 2023, solely as a result of the financing under this equity bridge facility);

(d) power and authority;

(e) governing law and enforcement;

(f) no insolvency; and

(g) US governmental regulation.

A “Major Breach” means a breach of any of the following undertakings under the Facilities Agreement in relation to the Company (for the avoidance of doubt, including, where relevant, any subsidiaries existing on the closing date of the Acquisition but excluding the Target Group):

(a) compliance with laws and constitutional documents;

(b) financial indebtedness;

(c) negative pledge;

(d) disposals;

(e) merger;

(f) change of business; and

(g) pari passu ranking.

A “Major Default” is any of the following events of default under the Facilities Agreement in relation to the Company (for the avoidance of doubt, including, where relevant, any subsidiaries existing on the closing date of the Acquisition but excluding the Target Group):

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(a) non-payment;

(b) a Major Breach;

(c) misrepresentation insofar as it relates to a Major Representation;

(d) insolvency;

(e) insolvency proceedings;

(f) unlawfulness and invalidity; and

(g) repudiation.

The “Certain Funds Period” will be the period beginning on the date of the Commitment Letter in relation to the Facilities and ending on the earlier of:

(a) the date on which the Acquisition is consummated (with or without a borrowing under the Facilities);

(b) the date on which the Merger Agreement is terminated in accordance with the terms thereof;

(c) 9 November 2023; and

(d) such later date as the Lenders, in their sole discretion, agree to.

For the avoidance of doubt, utilisations may only be made under the Facilities Agreement.

Prepayment and Cancellation:	As per the Precedent.

Representations:	As per the Precedent subject to the Documentation Principles.

Information Undertakings:	As per the Precedent subject to the Documentation Principles.

Financial Covenants:	As per the Precedent and Net Debt to Adjusted EBITDA may not exceed 4.0x.

The Company will launch a consent request under its financing under the Precedent, soliciting temporary adjustments to the calculation methods of, or waivers in respect of, the Financial Covenants by way of excluding the equity bridge financing entered into between the Company and the Lenders from the calculating of Net Debt. In connection thereto, to the extent that the Lenders (as defined in the Precedent) agree to any such waiver or amendment under the Precedent, such waiver or amendment (as the case may be) shall be deemed to apply to the Financial Covenants on the terms as agreed under such waiver or amendment. To the extent that the Lenders (as defined in the Precedent) do not consent to the waiver or amendment, resulting in the Company having to replace the financing under the Precedent with equivalent financing, the financial covenants (and waivers and/or amendments thereof for the purpose of excluding the equity bridge

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financing entered into between the Company and the Lenders from the calculating of Net Debt) under such new financing shall, subject to both of Bank of America Europe Designated Activity Company and Danske Bank A/S, Danmark, Sverige Filial participating in the new financing, apply as Financial Covenants under this financing mutatis mutandis.

Undertaking relating to existing debt:	The Company undertakes to procure the repayment of the existing debt of the Target Group, and deliver customary deeds of release and payoff letters, as necessary, within 90 days from the closing date of the Acquisition.

General Undertakings:	As per the Precedent subject to the Documentation Principles, and including that the Acquisition should be made permissible and with additional undertakings relating to compliance with the provisions of the Merger Agreement and related acquisition documents and to take reasonable steps to enforce any claim or right under the Merger Agreement and related acquisition documents and not agree to any amendment, variation, supplement, superseding or waiver of any terms of the Merger Agreement or any related acquisition documents where such amendment, variation, supplement, superseding or waiver would be materially prejudicially to the interests of the Lenders (without the consent of the Majority Lenders). Any increase of the aggregate purchase price to be paid by the Company as set out in the Offer shall, before the entry into the Facility Agreement, require the consent from the Mandated Lead Arrangers, and after the entry into the Facility Agreement, require the consent from all the Lenders.

Events of Default:	As per the Precedent subject to the Documentation Principles.

Sanctions:	As per the Precedent.

Sanctions Event:	As per the Precedent.

Majority Lenders:	66 2/3% of total commitments.

Material Company:	As per the Precedent.

Assignments and Transfers by Lenders:	Subject to the syndication terms set out in the Commitment Letter and the Syndication Letter, as per the Precedent.

Conditions Precedent to Funding on the closing date of the Acquisition:	To include the following in form and substance reasonably satisfactory to the Lenders:

(a) constitutional documents;

(b)   a copy of either (i) a resolution, or an excerpt from a resolution, of the board of directors of the Company or (ii) an officer’s certificate issued by the general counsel of the Company certifying that a resolution of the board of directors of the Company has been passed;

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(c) specimen signatures or a copy of a valid passport, driver’s licence or national identity card of each person authorised by the resolution referred to above;

(d) certification of the authenticity of any of the documents referenced in clauses (a), (b) and (c);

(e)   a certificate of the Company (signed by a director) (i) confirming that all conditions to completion of the Acquisition under the Merger Agreement (other than payment of the purchase price) have been delivered or satisfied except to the extent that the failure to complete any such condition would not give the Company (or the relevant Subsidiary) the right to refuse to consummate the Acquisition, (ii) confirming that all governmental, regulatory and/or competition authority authorisations and approvals required for completion of the Acquisition have been obtained, or any statutory period for objection by the relevant regulator or authority has irrevocably and permanently expired and (iii) confirming that the Acquisition and related transaction will be consummated simultaneously or substantially simultaneously with the initial borrowings under the Facilities in all material respects in accordance with the Merger Agreement without giving effect to any amendments, modifications, supplements or waivers by the Company thereto or consents by the Company thereunder that are materially adverse to the interest of the Lenders (for the purpose of this condition, any adjustment of the purchase price (other than such adjustments as the Company and the Mandated Lead Arrangers may agree to before the entry into the Facility Agreement and such adjustments as the Lenders and the Company may agree to in the Facility Agreement) shall be considered materially adverse) without prior written consent of the Agent;

(f) customary legal opinions of the Lenders’ legal advisers;

(g) financial statements relating to the Company and the Target for the financial year 2021 (or 2022 if available);

(h) evidence of payment or arrangement for such payment pursuant to the funds flow of all fees, costs and expenses then due from the Company under the Facilities Agreement and the Fee Letters;

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(i) executed copies of the Facilities Agreement, the Fee Letters and the Syndication Letter;

(j) a copy of the Merger Agreement;

(k) a funds flow in agreed form;

(l) delivery to the Lenders and to the Agent KYC documents (if any) requested at least five (5) Business Days prior to the date of the Facilities Agreement;

(m) a structure chart showing the Group immediately following completion of the Acquisition;

(n)   copies of the financial and tax due diligence report prepared by KPMG and the legal due diligence report prepared by Latham & Watkins LLP relating to the Acquisition (subject to disclosure limitations of the report providers) and the summary of the material due diligence findings prepared by the Company;

(o)   a certificate delivered by the Company on the closing date setting out the Net Debt to Adjusted EBITDA of the Group on the closing date relating to the latest submitted compliance certificate and including the Acquisition; a certificate of an authorised signatory of the Company confirming that no “Material Adverse Effect” (as defined in the Merger Agreement) has occurred; and

(p) a base case/bank presentation prepared by the Company in good faith and reasonably reflecting the terms of the Acquisition.

Acquisition Provisions	Provisions in the form set out in Schedule 1 (Acquisition Provisions) to be included in addition to the provisions set out in the respective clauses in the Precedent and aligned in the format as necessary.

Conditions Precedent to each Loan:	Subject to the Certain Funds provisions, customary draw-stops (including sanctions) as per the Precedent to be included.

Clean-Up Period:	A cure period of 90 days from the date the Target becomes a member of the Group will be permitted for certain defaults relating to any member of the Target Group existing when the Target becomes a member of the Group or arising as a direct result of the Acquisition (other than any event or circumstance which was procured or approved by the Company, is unable to be remedied, is capable of remedy and reasonable steps are not being taken to remedy it or would reasonably be expected to have a material adverse effect).

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Miscellaneous Provisions:	The Facilities Agreement will contain customary provisions relating to, among other things, default interest, market disruption, breakage costs, tax gross up and indemnities, increased costs, FATCA, impaired agent and defaulting lenders, indemnities (adding an indemnity relating to the Acquisition), set-off and administration as per the Precedent and term rate/compounded rate provisions as per LMA.

Governing Law:	Swedish.

Jurisdiction:	Swedish courts.

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SCHEDULE 1

ACQUISITION PROVISIONS

Definitions

“Acquisition” means the acquisition by the Company or a (directly or indirectly) wholly-owned subsidiary of the Company of the Target Shares pursuant to the Offer followed by the Merger.

“Acquisition Agreements” means the Merger Agreement, the Support Agreements, the Offer Documents, and the Confidentiality Agreement.

“Acquisition Closing Date” means the date the Merger is consummated.

“Confidentiality Agreement” means the Confidentiality Agreement entered into between the Target and the Company dated [●].

“Excluded Shares” means shares of common stock in the Target to be cancelled pursuant to Sections 2.5(a)(i) and 2.5(a)(ii) of the Merger Agreement.

“MergeCo” means [●], a Delaware corporation.

“Merger” means the merger of MergeCo with and into the Target continuing as the surviving corporation in the merger on the terms and subject to the conditions set forth in the Merger Agreement.

“Merger Agreement” means the agreement and plan of merger entered into among the Company, MergeCo and Target on [●].

“Offer” means MergeCo’s offer to purchase all of the outstanding shares of common stock of Target upon the terms and subject to the conditions in the Merger Agreement and Offer Document.

“Offer Documents” means a tender offer statement on Schedule TO with respect to the Offer to be filed with the SEC by the Company and MergeCo pursuant to the Merger Agreement, together with any exhibits, amendments or supplements thereto.

“Target” means [●], a Delaware corporation.

“Target Shares” means all of the outstanding shares of common stock in the Target other than the Excluded Shares.

“Support Agreement” means the tender and support agreements entered into by the Company and certain stockholders of the Company

Clauses

Clause [5.5] (Cancellation of Commitment)

(b)

Any reduction of the aggregate purchase price for the Acquisition communicated initially by the Company to the Lenders in the Offer (a “Consideration Reduction”) shall automatically result in the Commitments under Facility A1 and Facility A2 being cancelled proportionally and pro rata in an amount corresponding to the Base Currency equivalence of 50 per cent. of the full amount of such Consideration Reduction (using the Agent’s Spot Rate of Exchange on the date of such Consideration Reduction), unless all Lenders agree that such Consideration Reduction shall not result in the cancellation of the Commitments under Facility A1 and Facility A2.

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Clause [16.2] (Other indemnities)

(b)

The Company shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Acquisition or the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate).

Clause [19.17] (No misleading information)

(b)

Save as disclosed in writing to the Agent prior to the date of this Agreement and to the best of its knowledge, all material written information provided to a Finance Party by or on behalf of the Company in connection with the Acquisition on or before the date of this Agreement and not superseded before that date (whether or not contained in the [Information Package]) is taken as a whole, accurate and not misleading in any material respect.

Clause [19.18] (Repetition and additional representations)

(b)	The Company makes the following representations and warranties to each Finance Party on the date of the first Utilisation Request:

(i)	the Acquisition Agreements contain all the material terms of the Acquisition; and

(ii)	to the best of its knowledge no representation or warranty given by any party to the Acquisition Agreements is untrue or misleading in any material respect.

Clause [20.4] (Information: miscellaneous)

(f)

until completion of the Acquisition any information regarding the Acquisition and the progress thereof and related matters as may be reasonably requested by the Lenders and, as upon becoming aware of them, the details of any misrepresentation, breach or claim under the Acquisition Documents which are reasonably likely to have a Material Adverse Effect,

Clause 22.17 (Acquisition Documents)

(a)

The Company shall comply with its obligations under the Acquisition Agreements, where non-compliance is reasonably likely to be materially prejudicially to the interests of the Lenders (unless consented to by the Majority Lenders).

(b)

The Company shall not amend, vary, supplement, supersede or waive any term of an Acquisition Agreement, where such amendment is reasonably likely to be materially prejudicially to the interests of the Lenders (without the consent of the Majority Lenders).

(c)

The Company shall take all commercially reasonable steps to preserve and enforce its rights and pursue any claims and remedies arising under the Acquisition Agreements, in each case provided that such failure to take actions is reasonably likely to be materially prejudicially to the interests of the Lenders (unless consented to by the Majority Lenders).

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(d)

Any increase of the aggregate purchase price to be paid in cash for the Acquisition by the Company as set out in the Offer, other than such adjustments as the Company and the Mandated Lead Arrangers may agree to before the date of this Agreement, will require consent from all Lenders.

(e)

Subject to paragraph [(d)] of Clause [5.5] (Cancellation of Commitment), any reduction of the aggregate purchase price for the Acquisition compared to the aggregate purchase price for the Acquisition communicated initially by the Company to the Lenders in the Offer will not require any consent from the Lenders.

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